Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer

(860) 928-6501

PSB Holdings, Inc. Reports Increased Earnings

For the Three and Nine Months Ended March 31, 2008

PUTNAM, CT, April 16, 2008 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income of $921,000 or $.15 per basic and diluted share for the three months ended March 31, 2008 compared to net income of $294,000 or $.04 per basic and diluted share for the three months ended March 31, 2007. For the nine months ended March 31, 2008, net income totaled $2.1 million or $.34 per basic and diluted share as compared to $1.3 million or $.19 per basic and diluted share for the nine months ended March 31, 2007.

Assets

At March 31, 2008, total assets were $485.1 million, a decrease of $6.1 million, or 1.2% from June 30, 2007. Total loans increased $7.4 million, or 3.2%, to $241.6 million at March 31, 2008 from $234.2 million at June 30, 2007. Total investment securities decreased $8.5 million, or 3.8%, to $214.0 million at March 31, 2008 from $222.5 million at June 30, 2007. Total deposits decreased by $10.9 million, or 3.7%, to $282.6 million at March 31, 2008 from $293.5 million at June 30, 2007. This decrease in deposits was related to a decrease of $11.4 million, or 100.0%, in brokered deposits since June 30, 2007. Over the last nine months, FHLB advance rates have been significantly lower than rates on Brokered CDs and that is the reason for the shift between them. Borrowed funds increased by $6.1 million, or 4.3%, to $148.0 million at March 31, 2008 from $141.9 million at June 30, 2007. Total stockholders’ equity decreased $1.2 million, or 2.3%, to $50.0 million at March 31, 2008 from $51.2 million at June 30, 2007. This was primarily due to the repurchase of 226,810 shares of the Company’s common stock at a total cost of $2.2 million during the nine months ended March 31, 2008 and the increase in the unrealized loss in the available-for-sale securities to $2.0 million as of March 31, 2008 as compared to $1.4 million as of June 30, 2007. This was partially offset by net income of $2.1 million. The unrealized loss in the available-for-sale securities of $2.0 million as of March 31, 2008 and $1.4 million as of June 30, 2007 were attributable solely to interest rate movements. Management does not consider the loss to be other than temporary.

“A minimal increase in overhead expenses, coupled with a favorable yield spread and retail loan growth, has favorably impacted our net profit. Our loan losses have remained low, as the Bank has stayed out of the sub-prime market. For the first time in many years, we have been able to take advantage of lower short-term deposit and borrowing costs, further increasing our yield spread,” said Chairman and Chief Executive Officer, Thomas A. Borner.

Net Interest Income

Net interest income for the three months ended March 31, 2008 was $3.0 million, an increase of $417,000, or 16.4%, over the three months ended March 31, 2007. This was primarily due to the increase in the net interest margin. The net interest margin for the three months ended March 31, 2008 was 2.57% as compared to 2.28% for the three months ended March 31, 2007. Average interest-earning assets increased $11.6 million, or 2.6%, to $463.4 million for the three months ended March 31, 2008 from $451.8 million for the three months ended March 31, 2007. The yield on average interest-earning assets increased 20 basis points to 5.86% for the three months ended March 31, 2008 as compared to 5.66% for the three months ended March 31, 2007. Average interest-bearing liabilities increased by $10.7 million, or 2.8%, to $396.4 million for the three months ended March 31, 2008 from $385.7 million for the three months ended March 31, 2007. The cost of average interest-bearing liabilities decreased 11 basis points to 3.85% for the three months ended March 31, 2008 as compared to 3.96% for the three months ended March 31, 2007.

Net interest income for the nine months ended March 31, 2008 was $8.6 million, an increase of $764,000, or 9.8%, over the nine months ended March 31, 2007. This was primarily due to the increase in the net interest margin. The net interest margin for the nine months ended March 31, 2008 was 2.47% as compared to 2.31% for the nine months ended March 31, 2007. Average interest-earning assets increased $11.9 million, or 2.7%, to $462.0 million for the nine months ended March 31, 2008 from $450.1 million for the nine months ended March 31, 2007. The yield on average interest-earning assets increased 28 basis points to 5.87% for the nine months ended March 31, 2008 as compared to 5.59% for the nine months ended March 31, 2007. Average interest-bearing liabilities increased by $12.9 million, or 3.4%, to $395.1 million for the nine months ended March 31, 2008 from $382.2 million for the nine months ended March 31, 2007. The cost of average interest-bearing liabilities increased 12 basis points to 3.98% for the nine months ended March 31, 2008 as compared to 3.86% for the nine months ended March 31, 2007.

Provision for Loan Loss

There was no provision for loan loss for the three months ended March 31, 2008, a decrease of $78,000, or 100.0%, over the three months ended March 31, 2007. The provision for loan loss for the nine months ended March 31, 2008 was $47,000, a decrease of $217,000, or 82.2%, over the nine months ended March 31, 2007.

Noninterest Income and Expense

Noninterest income for the three months ended March 31, 2008 was $921,000, an increase of $244,000, or 36.0%, from the three months ended March 31, 2007. This increase was primarily due to a $188,000 increase in net gains on securities sales and a $49,000 increase in service fee income. Noninterest expense for the three months ended March 31, 2008 was a $2.66 million, a decrease of $16,000, or 0.6%, over the three months ended March 31, 2007.

Noninterest income for the nine months ended March 31, 2008 was $2.5 million, an increase of $464,000, or 23.0%, from the nine months ended March 31, 2007. This increase was primarily due to a $237,000 increase in net gains on securities sales and a $138,000 increase in service fee income during the nine months ended March 31, 2008. Noninterest expense for the nine months ended March 31, 2008 was $8.2 million, an increase of $63,000, or 0.8%, over the nine months ended March 31, 2007. This increase was primarily due to an increase in salaries and benefits of $115,000 and an increase in occupancy expense of $22,000. This was partially offset by a decrease of $74,000 in miscellaneous expenses.

Provision for Taxes

The provision for taxes for the three months ended March 31, 2008 was $297,000, an increase of $128,000 over the three months ended March 31, 2007. The provision for taxes for the nine months ended March 31, 2008 was $669,000, an increase of $507,000 over the nine months ended March 31, 2007. This increase in the tax provision reflected a significant reduction in the Bank’s portfolio of Auction Rate Preferred investments that have a dividends-received deduction applicable to them. The reason for the reduction was to avoid being subject to Alternative Minimum Tax. Average Auction Rate Preferred securities for the nine months ended March 31, 2008 were $12.3 million as compared to $40.5 million for the nine months ended March 31, 2007.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Bank’s web site at www.putnambank.com.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of March 31, 2008	As of June 30, 2007	As of March 31, 2007
Assets
Cash and due from banks	$5,975	$8,718	$7,243
Federal funds sold	2,965	4,480	9,325

Total Cash and cash equivalents	8,940	13,198	16,568
Investment securities, at fair value	214,032	222,502	220,967
Loans	241,615	234,160	225,213
Less: Allowance for loan loss	(1,765)	(1,780)	(1,814)

Net Loans	239,850	232,380	223,399
Premises and equipment	3,997	4,218	4,255
Bank owned life insurance	5,730	5,536	5,473
Core deposit intangible	915	1,091	1,156
Goodwill	6,912	6,912	6,912
Other assets	4,728	5,361	4,256

Total Assets	$485,104	$491,198	$482,986

Liabilities and Stockholders’ Equity
Deposits	$282,551	$293,473	$288,953
Borrowed funds	147,966	141,857	138,799
Mortgagors’ escrow accounts	847	1,280	754
Other liabilities	3,690	3,337	2,846

Total Liabilities	435,054	439,947	431,352
Total Stockholders’ Equity	50,050	51,251	51,634

Total Liabilities and Stockholders’ Equity	$485,104	$491,198	$482,986

	Three Months Ended March 31,		Nine Months Ended March 31,
Income Statement	2008	2007	2008	2007
Interest and dividend income	$6,753	$6,308	$20,387	$18,880
Interest expense	3,792	3,764	11,812	11,069

Net interest and dividend income	2,961	2,544	8,575	7,811
Provision for loan losses	—	78	47	264

Net Interest income after provision for loan loss	2,961	2,466	8,528	7,547
Non-interest income	921	677	2,483	2,019
Non-interest expense	2,664	2,680	8,197	8,134

Income before taxes	1,218	463	2,814	1,432
Provision for taxes	297	169	669	162

Net Income	$921	$294	$2,145	$1,270

	At or for the Three Months March 31,		At or for the Nine Months March 31,
Financial condition data:	2008	2007	2008	2007
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$463,412	$451,847	$461,982	$450,052
Average interest-bearing liabilities	$396,441	$385,694	$395,149	$382,261
Average interest-earning assets to average interest-bearing liabilities	116.89%	117.15%	116.91%	117.73%
Non-performing loans	$1,454	$1,621	$1,454	$1,621
Non-performing loans to total loans	0.60%	0.72%	0.60%	0.72%
Allowance for loan losses	$1,765	$1,814	$1,765	$1,814
Allowance for loan losses to total loans	0.73%	0.81%	0.73%	0.81%
Shareholders’ equity to assets	10.32%	10.69%	10.32%	10.69%

Selected operating data:
Return on average assets	0.76%	0.25%	0.58%	0.36%
Return on average equity (1)	7.14%	2.26%	5.43%	3.23%
Net interest rate spread	2.01%	1.70%	1.89%	1.73%
Net interest margin (2)	2.57%	2.28%	2.47%	2.31%
Efficiency ratio (3)	70.56%	81.21%	73.67%	80.20%

(1)    Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.

(2)    Net interest margin represents net interest income divided by average total interest-earning assets.

(3)    Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.15	$0.04	$0.34	$0.19
Diluted	$0.15	$0.04	$0.34	$0.19
Book value per share	$7.66	$7.59	$7.66	$7.59
Market price per share:
High for the period	$9.68	$11.28	$10.76	$11.48
Low for the period	$8.00	$10.61	$7.58	$10.40
Close at end of period	$8.80	$10.90	$8.80	$10.90
Cash dividends declared per share	$0.08	$0.06	$0.22	$0.18

Weighted-average common shares outstanding:
Basic	6,262,348	6,718,915	6,310,899	6,705,539
Diluted	6,326,933	6,811,501	6,388,350	6,812,622